                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

         Reference is hereby made to this Registration Statement on Form S-2 (the "Registration Statement"), including the Prospectus constituting a part of this Registration Statement (the "Prospectus"), filed by Mallon Resources Corporation under the Securities Act of 1933, as amended. We hereby consent (i) to our being named as an expert in this Registration Statement; (ii) to all references in this Registration Statement to information contained in our reserve report as of December 31, 1999, relating to estimates of proved reserves and future revenues to the interest of Mallon in certain oil and gas properties located in the United States; and (iii) to all references in the Prospectus to our report, and/or to this firm.

August 22, 2000                          Reed W. Ferrill & Associates, Inc.